Exhibit 99.1

STORE Capital Announces Fourth Quarter

and Full Year 2015 Operating Results

Affirms 2016 Guidance

SCOTTSDALE, Ariz., February 23, 2016 — STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced operating results for the fourth quarter and full year ended December 31, 2015.

Highlights

For the quarter ended December 31, 2015:

•                  Total revenues of $79.6 million

•                  Net income per share of common stock of $0.18 (basic and diluted)

•                  AFFO of $52.6 million

•                  AFFO of $0.40 per common share (basic and diluted)

•                  Declared a regular quarterly cash dividend per common share of $0.27

•                  Invested $272.6 million in 86 properties at an initial weighted average cap rate of 7.9%

•                  Closed inaugural offering of investment-grade senior unsecured notes in an aggregate principal amount of $175 million in November 2015

•                  Raised net equity proceeds of $296.7 million in a follow-on offering completed in December 2015

For the year ended December 31, 2015:

•                  Total revenues of $284.8 million

•                  Net income per share of common stock of $0.68 (basic and diluted)

•                  AFFO of $183.5 million

•                  AFFO of $1.49 per common share (basic and diluted)

•                  Declared regular cash dividends per common share aggregating $1.04

•                  Invested $1.2 billion in 394 properties at an initial weighted average cap rate of 8.1%

•                  Issued $365 million of A+ rated net-lease mortgage notes under the STORE Master Funding debt program in April 2015

•                  Expanded unsecured revolving credit facility in September 2015

•                  Raised aggregate net equity proceeds of $521.4 million in follow-on offerings completed in June and December of 2015

Management Commentary

“2015 was a year of tremendous execution on all fronts for STORE Capital, highlighted by our annualized dividend increase of 8%, balance sheet growth of over 30% and enhanced profitability,” said Christopher H. Volk, President and Chief Executive Officer of STORE Capital.  “While maintaining a consistent pace of market-leading investment activity with our targeted customers, we took major steps to broaden our capital access, diversify our institutional investor base and enhance our capital efficiency.

“STORE’s outperformance in 2015 showcases our ability to deliver growth, and we are excited about our outlook for 2016, which will also reflect the results of a full year of investments we made in 2015.  We are filling an unequivocal need in the marketplace for cost-effective capital and enhanced financial flexibility, and the strong demand for our flexible net-lease financing solutions provides an enormous opportunity ahead for us, even in challenging economic times.  With our dividend that is designed to be well protected, our highly diverse portfolio, and our rigorous underwriting standards that have been tested for over 30 years, STORE is positioned better than ever to deliver value to our stockholders.”

Financial Results

Total Revenues

Total revenues were $79.6 million for the fourth quarter of 2015, an increase of 44.3% from $55.2 million for the fourth quarter of 2014.

Total revenues for 2015 were $284.8 million, an increase of 49.5% from $190.4 million for 2014. The increase was driven primarily by the growth in the size of STORE Capital’s real estate investment portfolio, which grew from $2.8 billion in gross investment amount representing 947 property locations at December 31, 2014 to $4.0 billion in gross investment amount representing 1,325 property locations at December 31, 2015.

Net Income

Net income increased to $24.1 million, or $0.18 per basic and diluted share, for the fourth quarter of 2015 compared to $17.4 million in net income, or $0.18 per basic and diluted share, for the fourth quarter of 2014.  Net income for the fourth quarter of 2015 includes a $0.6 million net loss on the sale of six properties as compared to a $3.3 million gain on the sale of eight properties during the same period in 2014.

Net income for the year ended December 31, 2015 was $83.8 million, or $0.68 per basic and diluted share, compared to $48.1 million, or $0.61 per basic and diluted share, for the year ended December 31, 2014. The Company reported a gain of $1.3 million on the sale of 13 properties in 2015 versus a $5.5 million gain on the sale of 16 properties during 2014.

Adjusted Funds from Operations (AFFO)

AFFO increased 55.8% to $52.6 million, or $0.40 per basic and diluted share, for the fourth quarter of 2015, compared to AFFO of $33.7 million, or $0.35 per basic and diluted share, for the fourth quarter of 2014.  The increase in AFFO between years was primarily driven by additional rental revenues and interest income generated by the growth in the Company’s real estate investment portfolio.

AFFO for the year ended December 31, 2015 was $183.5 million, or $1.49 per basic and diluted share, compared to $109.9 million, or $1.39 per basic and diluted share, for the year ended December 31, 2014.

Dividend Information

As previously announced, STORE Capital declared a regular quarterly cash dividend per common share of $0.27 for the fourth quarter ended December 31, 2015. This dividend, totaling $38.0 million, was paid on January 15, 2016 to stockholders of record on December 31, 2015.

Real Estate Portfolio Highlights

Investment Activity

The Company originated $272.6 million of gross investments representing 86 property locations during the fourth quarter of 2015. These investments had an initial weighted average cap rate of 7.9%. Total investment activity for the year was $1.2 billion representing 394 property locations and an initial weighted average cap rate of 8.1%.  The Company defines “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property.

During the year ended December 31, 2015, the Company sold 13 properties and recognized a net gain of $0.3 million which includes the impact of a $1.0 million provision for impairment of one property recognized in the first quarter of 2015.  The 13 properties we sold represented approximately 1.5% of the investment portfolio at the beginning of 2015. The average sale cap rate for occupied properties sold was 7.7%.

Portfolio

At December 31, 2015, STORE Capital’s real estate portfolio totaled $4.0 billion representing 1,325 property locations, substantially all of which are profit centers for the Company’s customers. Approximately 95% of the portfolio represents commercial real estate properties subject to long-term leases, 5% represents mortgage loans and direct financing receivables primarily on commercial real estate buildings (located on land the Company owns and leases to its customers) and a nominal amount represents loans receivable secured by the tenants’ other assets.  As of December 31, 2015, the portfolio’s annualized base rent and interest (based on rates in effect on December 31, 2015 for all lease and loan contracts) totaled $332.5 million. The weighted average non-cancelable remaining term of the leases at December 31, 2015 was approximately 14 years.

The Company’s customers operate their businesses across more than 300 brand names, or concepts, and the largest single concept represented approximately 3.1% of the Company’s annualized base rent and interest as of December 31, 2015.

Portfolio At A Glance — As of December 31, 2015

Investment property locations	1,325
Customers	303
Industries in which customers operate	85
States	46
Proportion of portfolio from direct origination	~75%
% of investment portfolio subject to STORE preferred contracts*	89%
Weighted average annual lease escalation(1)	1.7%
Weighted average remaining lease contract term	~14 years
Occupancy(2)	99.8%
# of properties not currently operating but subject to a lease(3)	7
# of investment locations subject to a ground lease	14
% of investment portfolio subject to NNN leases*	97%
% of investment portfolio subject to master leases*(4)	80%
Average investment amount/replacement cost (new)(5)	81%
% of investment portfolio providing unit-level financial reporting*	95%
Median unit fixed charge coverage ratio (FCCR)/4-Wall coverage ratio(6)	2.12x/2.64x
Proportion of investment contracts rated investment grade(7)	~75%

* Based on annualized base rent and interest.

(1)         Represents the weighted average annual escalation rate of the entire portfolio as if the escalations in all leases were expressed on an annual basis and assumes the contracts that increase based on changes in CPI increase at the minimum of the stated fixed percentage in the contract.

(2)         The Company defines occupancy as a property being subject to a lease or loan contract.  As of December 31, 2015, two of the Company’s properties were vacant and not subject to a contract.

(3)         Represents the number of the Company’s investment locations that have been closed by the tenant but remain subject to a lease.

(4)         Percentage of investment portfolio in multiple properties with a single customer subject to master leases. Based on annualized base rent and interest, 81% of the investment portfolio involves multiple properties with a single customer, whether or not subject to a master lease.

(5)         Represents the ratio of purchase price to replacement cost (new) at acquisition.

(6)         STORE Capital calculates a unit’s FCCR generally as the ratio of (i) the unit’s EBITDAR, less a standardized corporate overhead expense based on estimated industry standards, to (ii) the unit’s total fixed charges, which are its lease expense, interest expense and scheduled principal payments on indebtedness. The 4-Wall coverage ratio refers to a unit’s FCCR before taking into account standardized corporate overhead expense.

(7)         Represents the percentage of the Company’s contracts that have a STORE Score that is investment grade. The Company measures the credit quality of its portfolio on a contract-by-contract basis using the STORE Score, which is a risk measure reflective of both the credit risk of its tenants and the profitability of the operations at the properties.  As of December 31, 2015, STORE Capital’s tenants had a median tenant credit profile of approximately ‘Ba1’ as measured by Moody’s Analytics RiskCalc rating scale.  Considering the profitability of the operations at each of its properties and STORE’s assessment of the likelihood that each of the tenants will choose to continue to operate at the properties in the event of their insolvency, the credit quality of its contracts, or STORE Score, is enhanced to a median of ‘A3’.

Capital Transactions

In November 2015, the Company closed on its first privately placed offering of investment grade-rated senior unsecured notes. The notes were sold in two series consisting of $75 million of 4.95% Series A seven-year notes and $100 million of 5.24% Series B nine-year notes. The net proceeds from the issuance were used to pay down amounts outstanding under the Company’s credit facility.

On December 7, 2015, STORE Capital completed a public offering of 14.0 million shares of its common stock sold by the Company and 2.1 million shares of its common stock sold by the selling stockholder at a price of $22.00 per share. The offering generated net proceeds to the Company of $296.7 million. The net proceeds from the offering were used to repay amounts outstanding under the Company’s credit facility and to fund real estate acquisitions.

2016 AFFO Guidance

Affirming its 2016 guidance presented in November 2015, the Company currently expects 2016 AFFO per share of $1.59 to $1.63, based on projected 2016 annual real estate acquisition volume totaling approximately $750 million, net of projected property sales. This AFFO per share guidance equates to anticipated net income of $0.72 to $0.74 per share, plus $0.78 to $0.79 per share of expected real estate depreciation and amortization, plus approximately $0.09 to $0.10 per share related to noncash items and real estate transaction costs. AFFO per share is sensitive to the timing and amount of real estate acquisitions during the year, as well as to the spread achieved between the lease rates on new acquisitions and the interest rates on borrowings used to finance those acquisitions.

Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held this morning at 11:00 a.m. Eastern Time / 9:00 a.m. Scottsdale, Arizona Time, to discuss fourth quarter and full year ended December 31, 2015 operating results and answer questions.

•                  Live conference call: 855-656-0920 (domestic) or 412-542-4168 (international)

•                  Conference call replay available through March 8, 2016: 877-344-7529 (domestic) or 412-317-0088 (international)

•                  Replay access code: 10080002

•                  Live and archived webcast: http://ir.storecapital.com/webcasts

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in 1,325 property locations, substantially all of which are profit centers, in 46 states. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Non-GAAP Financial Measures

FFO and AFFO

STORE Capital’s reported results are presented in accordance with U.S. generally accepted accounting principles, or GAAP. The Company also discloses Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO, both of which are non-GAAP measures. Management believes these two non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or to cash flows from operations as reported on a statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

The Company computes FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income, excluding gains (or losses) from extraordinary items and sales of depreciable property, real estate impairment losses, and depreciation and amortization expense from real estate assets, including the pro rata share of such adjustments of unconsolidated subsidiaries.

To derive AFFO, the Company modifies the NAREIT computation of FFO to include other adjustments to GAAP net income related to non-cash revenues and expenses such as straight-line rents, amortization of deferred financing costs and stock-based compensation. In addition, in deriving AFFO, the Company excludes transaction costs associated with acquiring real estate subject to existing leases.

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among the Company’s peers primarily because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. Management believes that AFFO provides more useful information to investors and analysts because it modifies FFO to exclude additional non-cash revenues and expenses such as straight-line rents, amortization of deferred financing costs and stock-based compensation as such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. Additionally, in deriving AFFO, the Company excludes transaction costs associated with acquiring real estate subject to existing leases. The Company views transaction costs to be a part of the investment in the real estate it acquires, similar to the treatment of acquisition and closing costs on sale-leaseback transactions, which are capitalized as a part of the investment in the asset. The Company believes that transaction costs are not an ongoing cost of the portfolio in place at the end of each reporting period and, for these reasons, the portion expensed is added back when computing AFFO.  As a result, the Company believes AFFO to be a more meaningful measurement of ongoing performance that allows for greater performance comparability.  Therefore, the Company discloses both FFO and AFFO and reconciles them to the most appropriate GAAP performance metric, which is net income.  STORE Capital’s FFO and AFFO may not be comparable to similarly titled measures employed by other companies.

Media and Investor Contacts:

Financial Profiles, Inc.

Moira Conlon, 310-622-8220

Paige Hart, 310-622-8244

STORECapital@finprofiles.com

Financial tables begin on following page —

STORE Capital Corporation
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

		Three months ended December 31,		Year ended December 31,
		2015	2014	2015	2014
		(unaudited)		(unaudited)	(audited)
	Revenues:
	Rental revenues	$75,467	$53,009	$270,780	$181,972
	Interest income on loans and direct financing receivables	4,108	2,128	13,861	8,069
	Other income	37	25	121	400
	Total revenues	79,612	55,162	284,762	190,441

	Expenses:
	Interest	22,525	17,836	81,782	67,959
	Transaction costs	153	786	1,156	2,804
	Property costs	393	72	1,515	473
	General and administrative	6,989	5,468	27,972	19,494
	Depreciation and amortization	24,884	16,835	88,615	57,025
	Provision for impairment of real estate	—	—	1,000	—
	Total expenses	54,944	40,997	202,040	147,755

	Income from continuing operations before income taxes	24,668	14,165	82,722	42,686
	Income tax expense	36	9	274	180
	Income from continuing operations	24,632	14,156	82,448	42,506
	Income from discontinued operations	—	25	—	1,140
	Income before (loss) gain on dispositions of real estate	24,632	14,181	82,448	43,646
	(Loss) gain on dispositions of real estate	(560)	3,242	1,322	4,493
	Net income	$24,072	$17,423	$83,770	$48,139

	Net income per share of common stock - basic and diluted:
	Continuing operations	$0.18	$0.18	$0.68	$0.59
	Net income	$0.18	$0.18	$0.68	$0.61

Weighted average common shares outstanding:	Basic	130,085,462	97,025,384	122,180,650	78,454,599
	Diluted	130,275,296	97,025,384	122,207,505	78,454,599

	Dividends declared per common share	$0.2700	$0.2178	$1.0400	$0.9898

STORE Capital Corporation
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31, 2015	December 31, 2014
	(unaudited)	(audited)
Assets
Investments:
Real estate investments:
Land and improvements	$1,187,482	$843,843
Buildings and improvements	2,490,394	1,790,530
Intangible lease assets	88,724	60,184
Total real estate investments	3,766,600	2,694,557
Less accumulated depreciation and amortization	(184,182)	(98,671)
	3,582,418	2,595,886
Loans and direct financing receivables	213,342	111,354
Net investments	3,795,760	2,707,240
Cash and cash equivalents	67,115	136,313
Other assets	48,513	39,150
Total assets	$3,911,388	$2,882,703

Liabilities and stockholders’ equity
Liabilities:
Credit facility	$—	$—
Unsecured term notes payable, net	172,442	—
Non-recourse debt obligations of consolidated special purpose entities, net	1,597,505	1,253,242
Dividends payable	38,032	13,123
Accounts payable and accrued expenses	36,196	30,486
Other liabilities	7,420	3,168
Total liabilities	1,851,595	1,300,019

Stockholders’ equity:
Common stock, $0.01 par value per share, 375,000,000 shares authorized, 140,858,765 and 115,212,541 shares issued and outstanding, respectively	1,409	1,152
Capital in excess of par value	2,162,130	1,636,203
Distributions in excess of retained earnings	(103,453)	(54,405)
Accumulated other comprehensive loss	(293)	(266)
Total stockholders’ equity	2,059,793	1,582,684
Total liabilities and stockholders’ equity	$3,911,388	$2,882,703

STORE Capital Corporation
Reconciliations of Non-GAAP Financial Measures

(In thousands, except per share data)

Funds from Operations and Adjusted Funds from Operations

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014

Net income	$24,072	$17,423	$83,770	$48,139
Depreciation and amortization of real estate assets	24,783	16,754	88,257	56,722
Provision for impairment of real estate	—	—	1,000	—
Loss (gain) on dispositions of real estate	560	(3,258)	(1,322)	(5,478)
Funds from Operations	49,415	30,919	171,705	99,383

Adjustments:
Straight-line rental revenue, net	(505)	(206)	(2,018)	(2,402)
Transaction costs	153	786	1,156	2,804
Non-cash equity-based compensation	1,285	597	4,735	2,294
Non-cash interest expense	1,664	1,459	6,507	7,146
Amortization of lease-related intangibles and costs	543	172	1,390	651
Adjusted Funds from Operations	$52,555	$33,727	$183,475	$109,876

Dividends declared to common stockholders	$38,032	$21,790	$132,821	$77,671

Net income per share of common stock:
Basic and Diluted (1)	$0.18	$0.18	$0.68	$0.61
FFO per share of common stock:
Basic and Diluted (1)	$0.38	$0.32	$1.40	$1.26
AFFO per share of common stock:
Basic and Diluted (1)	$0.40	$0.35	$1.49	$1.39

(1)         Under the two-class method, earnings attributable to unvested restricted stock are deducted from earnings in the computation of per share amounts where applicable.

STORE Capital Corporation

Investment Portfolio

December 31, 2015

Real Estate Portfolio Information

As of December 31, 2015, STORE Capital’s total investment in real estate and loans approximated $4.0 billion, representing investments in 1,325 property locations, substantially all of which are profit centers for its customers.  The Company’s real estate portfolio is highly diversified.  The following tables summarize the diversification of the real estate portfolio based on the percentage of base rent and interest, annualized based on rates in effect on December 31, 2015, for all leases, loans and direct financing receivables in place as of that date.

Diversification by Customer

STORE Capital has a diverse customer base. At December 31, 2015, the Company’s 1,325 property locations were operated by over 300 customers. No single customer represented more than 3.0% of annualized base rent and interest and the top ten customers totaled 16.7% of annualized base rent and interest. The following table identifies STORE Capital’s ten largest customers as of December 31, 2015:

Customer	% of Annualized Base Rent and Interest	Number of Properties
Gander Mountain Company	2.7%	13
American Multi-Cinema, Inc. (Starplex/Showplex/AMC)	2.3	11
RMH Franchise Holdings, Inc. (Applebee’s)	2.0	33
O’Charley’s LLC	1.7	30
At Home Stores LLC	1.5	5
Sailormen, Inc. (Popeyes Louisiana Kitchen)	1.4	41
FreedomRoads, LLC (Camping World)	1.4	8
Rainbow Early Education Holding, LLC	1.3	36
Bellisio Foods, Inc.	1.3	2
Conn’s, Inc.	1.1	7
All other (293 customers)	83.3	1,139
Total	100.0%	1,325

STORE Capital Corporation

Investment Portfolio

December 31, 2015

Diversification by Concept

STORE Capital’s customers operate their businesses under a wide range of brand names or business concepts. Of the 306 concepts represented in the Company’s investment portfolio as of December 31, 2015, the largest single concept represented approximately 3.1% of annualized base rent and interest and the top ten concepts totaled less than 20% of annualized base rent and interest. The following table identifies the top ten customer business concepts as of December 31, 2015:

Customer Business Concept	% of Annualized Base Rent and Interest	Number of Properties
Ashley Furniture HomeStore	3.1%	19
Gander Mountain	2.7	13
Applebee’s	2.4	42
Popeyes Louisiana Kitchen	1.8	57
Starplex Cinemas	1.8	8
O’Charley’s	1.7	30
At Home	1.5	5
FreedomRoads/Camping World	1.4	8
Rainbow Child Care Center	1.3	36
Captain D’s	1.3	66
All other (296 concepts)	81.0	1,041
	100.0%	1,325

STORE Capital Corporation

Investment Portfolio

December 31, 2015

Diversification by Industry

The business concepts of STORE Capital’s customers are diversified across more than 80 industries within the service, retail and industrial sectors of the U.S. economy.  The following table summarizes those industries as of December 31, 2015:

Customer Industry	% of Annualized Base Rent and Interest	Number of Properties	Building Square Footage (in thousands)
Service:
Restaurants — full service	16.1%	304	2,130
Restaurants — limited service	9.1	329	936
Movie theaters	7.3	36	1,407
Health clubs	7.3	51	1,663
Early childhood education centers	6.7	133	1,390
Colleges and professional schools	2.4	6	466
Automotive repair and maintenance facilities	1.7	48	183
All other service (35 industries)	21.5	204	6,324
Total service	72.1	1,111	14,499
Retail:
Furniture stores	4.3	26	1,574
Sporting goods and hobby stores	3.2	16	1,050
Home furnishings stores	2.0	18	933
All other retail (11 industries)	5.7	59	2,328
Total retail	15.2	119	5,885
Industrial:
Total industrial (29 industries)	12.7	95	9,935
Total	100.0%	1,325	30,319

STORE Capital Corporation

Investment Portfolio

December 31, 2015

Diversification by Geography

STORE Capital’s portfolio is also highly diversified by geography, as the Company’s property locations can be found in 46 of the 50 states (excluding Alaska, Delaware, Hawaii and Rhode Island). The following table details the top ten geographical locations of the properties as of December 31, 2015:

State	% of Annualized Base Rent and Interest	Number of Properties
Texas	12.4%	105
Illinois	8.2	101
Georgia	6.2	91
Ohio	5.4	78
Tennessee	5.3	79
Florida	4.8	69
California	4.4	21
Arizona	4.3	46
Colorado	3.8	25
North Carolina	3.7	84
All other (36 states) (1)	41.5	626
	100.0%	1,325

(1)         Includes one property in Ontario, Canada which represents less than 0.2% of annualized base rent and interest.

STORE Capital Corporation

Investment Portfolio

December 31, 2015

Contracts and Expirations

The Company focuses on long-term, triple-net leases with built-in lease escalators and uses master leases, where appropriate. As of December 31, 2015, 97% of the Company’s investment portfolio was subject to a triple-net lease. Where the Company owns multiple properties leased to a single customer, 80% of this portion of the investment portfolio was subject to a master lease. Leases and loans representing less than 12% of the annualized base rent and interest will expire in the next ten years (before 2026). The following table sets forth the schedule of lease, loan and direct financing receivable expirations as of December 31, 2015:

Year of Lease Expiration or Loan Maturity (1)	% of Annualized Base Rent and Interest	Number of Properties (2)
2016	—%	—
2017	0.4	10
2018	0.4	4
2019	0.8	8
2020	0.7	5
2021	1.1	7
2022	0.3	5
2023	2.6	36
2024	2.3	23
2025	2.8	22
Thereafter	88.6	1,203
Total	100.0%	1,323

(1)                                 Expiration year of contracts in place as of December 31, 2015 and excludes any tenant renewal option periods.

(2)                                 Excludes two properties which were vacant and not subject to a lease as of December 31, 2015.